EXHIBIT 99.1
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PalWeb Names Marshall Cogan Chairman
Monday July 19, 11:35 am ET


TULSA, Okla.--(BUSINESS WIRE)--July 19, 2004--PalWeb Corporation (OTCBB:PLWB -
News) announced today that Marshall Cogan has been named Non-Executive Chairman of the Board of Directors.

Mr. Cogan was the former Vice Chairman of Cogan, Berlind, Weill & Levitt-Hayden Stone, Inc. (predecessor to Shearson Lehman/American Express). Mr. Cogan has had over 40 years of industrial and financial experience with custodial responsibility for the following companies: General Felt Industries, Inc.; Sheller-Globe Corporation; Color Tile Inc.; Knoll International, Inc.; UnitedAuto Group Inc.; Foamex International Inc.; and the '21' Club.

Mr. Cogan has an undergraduate degree and M.B.A from Harvard University. He serves as a Trustee at New York University Hospital, Boston Latin School, New York Museum of Modern Art and is a Member of Harvard University serving on several committees.

"PalWeb Corporation will benefit from Marshall's vast business experience," said Warren Kruger, President and CEO of PalWeb Corporation. "Marshall understands the challenges and opportunities of paradigm shifts in industry and grasps the need for companies to migrate from wood to plastic pallets as regulatory, health, and environmental concerns continue to grow." Mr. Kruger stated that, "Not only has Mr. Cogan been named Non-Executive Chairman of PalWeb Corporation, but he has also become a significant shareholder."

About PalWeb Corporation

PalWeb Corporation develops, manufactures and sells high quality plastic pallets that provide innovative logistics solutions needed by a wide range of industries, such as the food and beverage, pharmaceuticals, automotive, chemical and consumer products industries, and large injection molding machines and systems. For more information, visit PalWeb online at http://www.palweb-plwb.com.

Forward-Looking Statements

This press release includes certain statements that may be deemed "forward-looking statements" within the meaning of federal securities laws. All statements, other than statements of historical facts, that address activities, events or developments that PalWeb expects, believes or anticipates will or may occur in the future, including decreased costs, potential sales of pallets and other possible business developments, are forward-looking statements. Such statements are subject to a number of assumptions, risks and uncertainties. The forward-looking statements above could be affected by any of the
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following factors: PalWeb's prospects could be affected by changes in availability of raw materials, competition, rapid technological change and new legislation regarding environmental matters; PalWeb may not be able to secure additional financing necessary to sustain and grow its operations; and a material portion of PalWeb's business is and will be dependent upon a few large customers and there is no assurance that PalWeb will be able to retain such customers. These risks and other risks that could affect PalWeb's business are more fully described in its reports filed with the Securities and Exchange Commission, including PalWeb's Form 10-KSB for the fiscal year ended May 31, 2003. Actual results may vary materially from the forward-looking statements. PalWeb undertakes no duty to update any of the forward-looking statements in this release.



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Contact:
     PalWeb Corporation, Tulsa
     Warren F. Kruger, 918-583-7441
     wfkruger@aol.com
     or
     Investor Relations Contact:
     Lori O'Brien, 918-583-7441
     lobrien@sbcglobal.net